97 FERC 62, 251
                    UNITED STATES OF AMERICA
              FEDERAL ENERGY REGULATORY COMMISSION

Allegheny Energy Supply Company, LLC       Docket No. EC02-29-000
Allegheny Energy Global Markets, LLC and
New Allegheny Energy Supply Company


                 ORDER AUTHORIZING DISPOSITION
                  OF JURISDICTIONAL FACILITIES

                   (Issued December 19, 2001)

     On November 21, 2001, Allegheny Energy Supply Company, LLC (AE Supply), Allegheny Energy Global Markets, LLC (Global Markets) and New Allegheny Energy Supply Company (New AE Supply) (collectively, Applicants) filed an application under section 203 of the Federal Power Act (FPA)<F1> requesting Commission authorization of a intra-corporate reorganization involving jurisdictional facilities. Under the proposed reorganization, the membership interests in Global Markets will be transferred to AE Supply, its parent or New AE Supply in a merger transaction.

     Allegheny Energy Inc. (Allegheny) is an exempt public utility holding company under the Public Utility Holding Company Act of 1935. AE Supply, a direct subsidiary of Allegheny, owns electric generation facilities, both directly and indirectly and sells the output of those facilities in wholesale markets under Commission-approved market-based rate authority and in retail markets.<F2> Global Markets, an energy marketer and trader is a subsidiary of AE Supply. Both Global Markets and AE Supply are public utilities under the FPA.

__________

<F1> 16 U.S.C.  824b (1994).

<F2> Allegheny Energy owns over 98 percent of AE Supply's
membership interests.  Merrill Lynch owns the rest.


     The Commission recently approved a corporate reorganization through which Allegheny would form Supply Holdco and merge AE
Supply into Supply Holdco with Supply Holdco being the surviving
entity.<F3>   Allegheny proposes to organize Supply Holdco as New AE
Supply, a Maryland company, and merge Global Markets into New AE Supply, with New AE Supply being the surviving company.<F4> After its formation, New AE Supply will be called Allegheny Energy
Supply Company.

     Applicants state that the proposed intra-corporate reorganization is consistent with the public interest and will not adversely affect competition, rates or regulation.
Applicants argue that the transaction will not harm competition because Global Markets and AE Supply do not currently compete with each other. Therefore, the transaction will not eliminate a competitor in any relevant market.<F5>

     Applicants state that the proposed transaction will not adversely affect rates because after the transaction, AE Supply will maintain the wholesale tariffs and service agreements currently in place with the Global Markets.

     Applicants state that the proposed transaction will not adversely affect Commission regulation because AE Supply and Global Markets will remain subject to the Commission's jurisdiction as they will continue to conduct transactions under Commission-approved market-based rate schedules. Applicants further state that AE Supply's retail services will continue to be subject to the applicable regulation of state regulatory commissions. No state commission has intervened.

     Notice of the application was published in the Federal
Register with motions to intervene or protests due on or before December 12, 2001. No protests were received.

__________


_______________________________

<F3> Allegheny Energy Inc., 97 FERC  62,077 (2001).

<F4> If New AE Supply is does not exist at the time of the
transaction, then Global Markets will be merged into AE supply which will, in turn, be merged into New AE Supply.

<F5> In support, Applicants cite the Commission's statement in
Delmarva: "The proposed transaction is a transfer of jurisdictional facilities within a family of corporations and will not result in a loss of competitors from the market." Delmarva Power & Light Company (Delmarva), 91 FERC 61,046, mimeo at 7 (April 13, 2000).


     After consideration, it is concluded that the proposed transaction is consistent with the public interest and will not adversely affect competition, rates or regulation and is authorized, subject to the following conditions:

     (1) The proposed transaction is authorized upon the terms and conditions and for the purposes set forth in the application;

     (2) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates, or determinations of cost, or any other matter whatsoever now pending or which may come before the Commission;

     (3) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted;

     (4) The Commission retains authority under sections 203(b) and 309 of the FPA to issue supplemental orders as appropriate; and

     (5) Applicants shall notify the Commission within 10 days of the date that the disposition of jurisdictional facilities has been consummated.

     Authority to act on this matter is delegated to the Director, Division of Tariffs and Rates West, pursuant to 18 C.F.R. 375.307. This order constitutes final agency action. Requests for rehearing by the Commission may be filed within thirty (30) days of the date of issuance of this order, pursuant to 18 C.F.R. 385.713.



                         Michael A. Coleman
                         Director
                         Division of Tariffs and Rates - West